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Dynasil



Contacts:
Patty Kehe
Dynasil Corporation of America
Phone: 617.668.6855
Email: pkehe@dynasilcorp.com

David Calusdian
Executive Vice President and Partner
Sharon Merrill
617.542.5300
DYSL@InvestorRelations.com

  Dynasil Announces Promotion of Dr. Kanai S. Shah to Lead
       RMD, Inc. Subsidiary Starting in January, 2012

Watertown, Mass., October 3, 2011 - Dynasil Corporation of America (NASDAQ: DYSL) and Gerald Entine, Ph.D., Founder and President of the Company's wholly owned subsidiary, Radiation Monitoring Devices, Inc. (RMD), announced the promotion of Kanai S. Shah, Ph.D., RMD's Vice President of Research and the leader of the Material Science Group, to President of RMD, Inc. effective January 1, 2012. Dr. Entine, 68, will continue as a member of Dynasil's board of directors and beginning in January will assume the role of President Emeritus of RMD.

Stated Dr. Entine, "What could be more rewarding than watching your long-time friend and collaborator take over the institution you created. I am most pleased that Kanai has accepted this challenge and look forward to watching RMD continue to prosper under his leadership."

Dr. Shah, 50, joined RMD in 1985 as a Staff Scientist. Initially he was involved in a program aimed at stabilizing low energy X-ray detectors for NASA, and then managed a variety of research projects focused on semiconductor and scintillator detectors. He worked briefly for Canberra Industries in the early 1990s, investigating high-purity germanium gamma-ray detectors and high resolution, low noise silicon X-ray detectors. He rejoined RMD as a Senior Scientist in 1993, advancing to Director of Research in 2002 and Vice President of Research in 2009. He has been responsible for new semiconductor and scintillator development at RMD for more than 10 years and is widely regarded as a leading expert in this field.


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Dr. Shah received a bachelor's degree in Chemical Engineering from India's Gujarat University in 1983, a master's degree in Chemical Engineering from the University of Lowell (now the University of Massachusetts Lowell) in 1987 and a Ph.D. in Applied Physics from the Delft University of Technology in 2010. His doctoral research focused on investigation of new scintillator and photodetection technologies for use in medical imaging, particularly positron emission tomography. Dr. Shah has been awarded five U.S. patents and has authored more than 80 technical papers. In 2007, he received a performance award from the Department of Homeland Security's Domestic Nuclear Detection Office.

"Kanai combines the scientific knowledge and customer engagement and management skills that will be essential in developing new technologies, commercializing new products and expanding our business development initiatives to additional government agencies and institutions. There is simply no one better or more qualified to lead RMD into the future," said Dynasil President Steven Ruggieri.

"Since founding RMD in 1974, Dr. Entine has guided the business to operational success through a commitment to developing innovative products and technologies for specialized applications, including radiation detection and nuclear instrumentation," said Dynasil Chairman Peter Sulick. "In the three years since RMD became the Research Division of Dynasil, under his leadership, the division's annual revenues and profits have increased significantly, it has transferred a new neutron detector technology to the recently acquired Hilger Crystal division, it has earned the 2011 Department of Homeland Security Small Business Achievement Award and it has been issued thirteen new patents. His role as President Emeritus will afford him an opportunity to enjoy some well-deserved time off while still assisting in selected scientific projects. Additionally, Dr. Entine will continue as a director of Dynasil Corporation of America."

About Dynasil
Dynasil Corporation of America (NASDAQ: DYSL) develops and manufactures detection and analysis technology, precision instruments and optical components for the homeland security, industrial and biomedical markets. Combining world-class technology with expertise in research and materials science, Dynasil is commercializing products including dual-mode radiation detection solutions for Homeland Security and commercial applications, probes for medical imaging and sensors for non-destructive testing. Through its Dynasil Biomedical unit, the Company is developing early stage opportunities for the biomedical technology area. Dynasil has an impressive and growing portfolio of issued and pending U.S. patents. The Company is based in Watertown, Massachusetts, with additional operations in Mass., Minn., NY, NJ and the United Kingdom. More information about the Company is available at www.dynasilcorp.com.

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Safe Harbor
This news release may contain forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. These statements involve a number of risks and uncertainties. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as in the Company's other Securities and Exchange Commission filings.